Exhibit (k)(5)
ACCESSION AGREEMENT
(Citibank, N.A.)
     ACCESSION AGREEMENT dated as of July 1, 2009 among (i) CITIBANK, N.A., having an address at 99 Park Avenue, New York, New York 10022 (the “Acceding Lender”), (ii) KAYNE ANDERSON MLP INVESTMENT COMPANY, a Maryland corporation, registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”), (iii) JPMORGAN CHASE BANK, N.A., a New York banking corporation (“JPMorgan”), as administrative agent (the “Administrative Agent”) to that certain Credit Agreement dated as of June 26, 2009 by and among the Borrower, the lenders a party thereto (the “Lenders”) (as amended or modified from time to time, the “Credit Agreement”), and (iv) the Lenders.
     A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     B. The Borrower has invited the Acceding Lender, and the Acceding Lender desires, to become a party to the Credit Agreement and to assume the obligations of a Lender thereunder. The Acceding Lender is entering into this Agreement in accordance with the provisions of the Credit Agreement in order to become a Lender thereunder.
     Accordingly, the Acceding Lender, the Borrower and the Administrative Agent agrees as follows:
     SECTION 1. Accession to the Credit Agreement. (a) The Acceding Lender, as of the Effective Date, hereby accedes to the Credit Agreement and shall thereafter have the rights and obligations of a Lender thereunder with the same force and effect as if originally named therein as a Lender.
     (b) The Commitment of the Acceding Lender shall equal the amount set forth opposite its signature hereto.
     SECTION 2. Representations and Warrants, Agreements of Acceding Lender, etc. The Acceding Lender (a) represents and warrants that it is (i) an Eligible Lender and (ii) legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Credit Agreement and this Agreement; (c) confirms that it will independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform, in accordance with their terms all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.
     SECTION 3. Effectiveness. (a) This Agreement shall become effective on the date hereof (the “Effective Date”), subject to the Administrative Agent’s receipt of (i) counterparts of this Agreement duly executed on behalf of the Acceding Lender and the Borrower, (ii) if the Acceding Lender is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.11 of the Credit Agreement duly completed and executed by the Acceding Lender and (iii) an Administrative
     Questionnaire completed in respect of the Acceding Lender.
     (b) Upon the effectiveness of this Agreement, the Administrative Agent shall (i) record the information contained herein and in the Administrative Questionnaire in the Register and (ii) give prompt notice thereof to the Lenders.
     SECTION 4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
     SECTION 5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 6. Severability. In case any one or more of the provisions contained in this Agreement should beheld invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic affect which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.2 of the Credit Agreement. All communications and notices hereunder to the Acceding Lender shall be given to it at the address set forth under its signature hereto, which information, together with the amount of the Acceding Lender’s Commitment, supplements Schedule I to the Credit Agreement.

     IN WITNESS WHEREOF, the Acceding Lender, the Borrowers and the Administrative Agent have duly executed this Accession Agreement as of the day and year first above written.

Commitment: $15,000,000	CITIBANK, N.A.
	By:	/s/ Todd Mogil
		Name:	Todd Mogil
		Title:	Vice President

Credit Contact Information:
Citibank, N.A. 333 Clay Street Suite 3700 Houston, TX 77002 Attn. Todd Mogil E-Mail: todd.j.mogil@citi.com Telephone: (713) 654-3559 Fax: (713) 481-0247

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:	/s/ Jeanne O'Connell Horn
	Name:	Jeanne O'Connell Horn
	Title:	Vice President

CITIBANK, N.A. ACCESSION AGREEMENT
SIGNATURE PAGE
July 1, 2009

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:	/s/ Terry A. Hart
	Name:	Terry A. Hart
	Title:	Chief Financial Officer

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